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                                  EXHIBIT 6.12


                            STOCK PURCHASE AGREEMENT


      This Stock Purchase Agreement (the "Agreement") is entered into as of the 15th day of June, 1999 (the "Effective Date") by and between Michael Mazick ("Buyer") and FutureOne, Inc., a Nevada corporation ("Seller"). The Buyer and Seller are referred to collectively herein as the "Parties."

      The Seller owns 100% of the issued and outstanding shares of capital stock of PRIORITY SYSTEMS, INC., an Arizona corporation ("Priority Systems").

      This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the issued and outstanding shares of capital stock of Priority Systems (the "Priority Systems Shares") in return for shares of Seller's common stock and a promissory note.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

      1. FORM OF THE TRANSACTION. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Priority Systems Shares for the consideration specified in
Section 2 hereof.

      2. PURCHASE PRICE. The purchase price for the Priority Systems Shares ("Purchase Price") shall be payable on the Closing Date as follows:

            (a) One Hundred Eight Thousand Eight Hundred and Fifty (108,850) shares of common stock of Seller (the "FutureOne Shares") issued to Buyer shall be reconveyed to Seller; and

            (b) Buyer shall deliver a promissory note (the "Promissory Note") to Seller in the aggregate principal amount of $50,000.00 in form and substance identical to the form of Promissory Note annexed hereto as Exhibit A.

      3. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Seller at 2:00 p.m., Arizona time, on the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and Seller may mutually determine (the "Closing Date"). Notwithstanding the Closing Date, the Parties hereby acknowledge that all of the transactions contemplated by this Agreement shall be deemed to have occurred as of the Effective Date.


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      4. REPRESENTATIONS AND WARRANTIES.

            (a) Representations and Warranties of the Seller. Seller represents and warrants to the Buyer that the statements contained in this Section 4(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4(a)) with respect to itself.

                  (i) Organization of Seller. The Seller is duly organized, validly existing, and in good standing under the laws of the State of Nevada.

                  (ii) Due Authorization. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or, if the Seller is a corporation, any provision of its charter or bylaws.

                  (iv) Priority Systems Shares. The Seller holds of record and owns beneficially the Priority Systems Shares, free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of Priority Systems (other than this Agreement).

                  (v) Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section 4, the Seller makes no representation or warranty, express or implied, at law or in equity, in respect of Priority Systems or any of its assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

            (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to Seller that the statements contained in this Section 4(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4(b)).

                  (i) Authorization of Transaction. The Buyer has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder.


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      This Agreement constitutes the valid and legally binding obligation of the
      Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of his assets is subject.

                  (iii) Prior and Current Knowledge of Buyer. Buyer has controlled and operated the business operations of Priority Systems as its President and as a member of its Board of Directors since Priority Systems' date of incorporation through the date hereof and, as a result, has full knowledge of the legal, financial and business affairs of Priority Systems. Buyer hereby acknowledges and agrees that Buyer is purchasing the Priority Systems Shares on an "as-is, where-is" basis.

                  (iv) FutureOne Shares. The Buyer holds of record and owns beneficially the FutureOne Shares, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Buyer is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Buyer to sell, transfer, or otherwise dispose of the FutureOne Shares (other than this Agreement).

                  (v) Investment. Buyer represents, warrants and confirms he (A) understands that the Priority Systems Shares have not been, and will not be, registered under the Securities Ace or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Priority Systems Shares solely for his or its own account for investment purposes, and not with a view to the distribution thereof,
      (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning Priority Systems and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Priority Systems Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Priority Systems Shares, and (F) is an Accredited Investor (as such term is defined in Rule 501 of Regulation D under the Securities Act).

                  (vi) Experts. Buyer, in determining to enter into this Agreement and effect the transactions contemplated hereunder, has relied solely upon the advice of his legal counsel and accountants or other financial advisors with respect to the tax and other consequences involved in consummating the transactions contemplated hereunder.


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            (c) Representations and Warranties of the Parties. The Parties
hereby acknowledge that Seller has advanced approximately $335,000 to Priority Systems since Seller acquired Priority Systems from Buyer on September 29, 1998 to (i) repay existing credit lines of Priority Systems, (ii) pay for costs of goods and services provided by Priority Systems and (iii) pay operating losses experienced by Priority Systems. The Parties further acknowledge that certain assets included on Schedule 6(d) attached hereto are being retained by Seller to repay Seller for Seller's advances to Priority Systems described in this Section 4(c).

      5. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to Closing of each of the following conditions, except as the Parties may waive in writing:

            (a) Representations and Warranties True. Each of the representations and warranties of the Parties contained in this Agreement shall have been true and correct, as of the Effective Date, when made and at the time of Closing.

            (b) No Litigation. There shall be no action, proceeding, or threatened, pending or actual litigation to enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement or which would have the effect, if successful, of imposing any liability upon Seller.

            (c) Compliance with Agreement. The Parties shall have complied with all agreements and covenants applicable to them and contained in this Agreement.

            (d) Employees. Priority Systems shall terminate all existing employment agreements that were entered into while Priority Systems was a wholly-owned subsidiary of Seller, including, without limitation, the employment agreement between Priority Systems and Buyer, dated September 29, 1998 (the "Buyer's Employment Agreement"). The Parties confirm and acknowledge that no further compensation, bonuses or other benefits relating to past or future services will remain due and outstanding to Priority Systems' employees, including, without limitation, Buyer, under such employment agreements or any other employment arrangements. Notwithstanding the foregoing, the terms and conditions set forth in Sections 9 through 15 of the Buyer's Employment Agreement shall survive the Closing and remain in full force and effect in accordance with Buyer's Employment Agreement. As of the Closing Date, the following employees of Priority Systems shall be terminated as employees of Priority Systems and be retained by Seller: John Hobbs, Colby Northern, Sandy Johnson, Joe McMahon, and Karlee Echols.

            (e) Resignations. Except for Buyer, all officers and directors of Priority Systems, including, without limitation, Kendall Q. Northern, Earl J. Cook, Susan Northern, and Eric Cook, shall resign as directors and/or officers of Priority Systems, as the case may be.

            (f) Tax Return. On or prior to Closing, Buyer shall deliver to Seller a copy of Priority Systems' June 30, 1998 federal tax returns on Form 1120 as filed with the Internal Revenue Service.

            (g) Corporate Records. As of the Closing Date, Seller shall deliver all original corporate records of Priority Systems to Buyer. Seller shall have the right to retain copies of all corporate records of Priority Systems delivered to Buyer under this Section 6(i).


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6. FURTHER AGREEMENTS. The Parties hereby agree to the following.

            (a) Leases. Seller shall assume the leases held by Priority Systems with respect to the offices located at 4545 N. 36th Street, Suite 111, Phoenix, Arizona 85018 and the apartment located at Arcadia Cove Apartments, 2252 N. 44th Street, Apt. No. 2161, Phoenix, Arizona 85008-3200.

            (b) Accounts. Buyer obtained new bank accounts for Priority Systems as of the Effective Date and the Parties hereby acknowledge that all bank accounts of Priority Systems existing as of the date of this Agreement shall be closed on or prior to Closing or as soon as all receivables of Priority Systems assigned to the Seller as set forth on Schedule 6(d) attached hereto have been collected.

            (c) Insurance. As of the Effective Date, the Parties hereby acknowledge Priority Systems shall be removed from Seller's liability insurance policy and Section 125 Plan.

            (d) Certain Assets and Liabilities. All of the assets and liabilities set forth on Schedule 6(d) attached hereto, including certain assets and liabilities of Priority Systems' Kachina International Division and Priority Systems' Phoenix operations, are hereby assigned to Seller by Priority Systems and, as a result, shall be removed from the books of Priority Systems and included on the books of Seller as of the Effective Date. Buyer acknowledges that neither he nor Priority Systems shall have any right, title or interest in the assets set forth on Schedule 6(d) attached hereto upon the consummation of the transactions contemplated by this Agreement. The Parties acknowledge that all assets and liabilities of Priority Systems not included on Schedule 6(d) shall remain the assets and liabilities of Priority Systems upon Closing. The Parties further acknowledge that the accounts receivables that shall remain on the books of Priority Systems as of the Effective Date are approximately equal to the accounts payable on the books of Priority Systems as of the Effective Date.

            (e) Customers. All of the customers of Priority Systems set forth on
Schedule 6(e) attached hereto are hereby assigned to Seller by Priority Systems as of the Effective Date. The Parties hereby acknowledge that it is their intent that only those customers of Priority Systems located in Lake Havasu City, Arizona shall remain customers of Priority Systems upon the consummation of the transactions contemplated by this Agreement. The Parties further acknowledge that in the event there is a dispute with respect to each Party's respective right to any current or past customer of Priority Systems, other than those customers located in Lake Havasu City, Arizona, Seller shall, in its sole discretion, determine which Party shall have the right to such customer. Buyer acknowledges that neither he nor Priority Systems shall have any right or interest to such customers set forth on Schedule 6(e) attached hereto upon the consummation of the transactions contemplated by this Agreement.

            (f) Benefits. As of the Effective Date, the employees of Priority Systems shall no longer be eligible to participate in Seller's 401(k) Plan or any other employee benefit plan of Seller.

            (g) Financial Records of Priority Systems. Seller may retain all financial records of Priority Systems, including, without limitation, paid invoices, payroll records, billing records, canceled checks and bank statements, until completion of Seller's audited financial statements for the year ended September 30, 1999. Seller shall make such financial records available to Buyer as requested. Seller shall cooperate with Buyer to transfer existing Quick


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Books data relating to Priority Systems to Buyer. Buyer shall be responsible to provide Priority Systems with its own Intuit Quick Books software to use the existing Priority Systems data, as currently maintained by Seller. Seller shall retain a complete copy of the Quick Books data base for audit purposes.

            (h) Future Cooperation. The Parties agree to cooperate in assisting each other by providing information that may be required from or in the possession of the other Party that is necessary to carry on such Party's business, including, without limitation, fulfilling governmental agency requests, meeting audit requirements or answering customer or vendor questions.

      7. INDEMNIFICATION. Buyer hereby agrees to indemnify, hold harmless and defend Seller and Seller's officers, directors, employees and agents for, from and against any and all claims that may arise from (i) any and all acts, actions or omissions, whether intentional or otherwise, of Buyer or Priority Systems that may have occurred prior to Seller's acquisition of Priority Systems on September 29, 1998 or after the Effective Date, or (ii) Buyer's breach of his representations, warranties and covenants contained herein.

      8. GENERAL.

            (a) Notices. Any notice hereunder to a Party shall be deemed to be properly served in writing and personally delivered or mailed to:

      In the case of Priority Systems:
            Priority Systems, Inc.
            2099 W. Acoma Blvd.
            Lake Havasu City, AZ 86403
            Attn: Michael Mazick, President

      In the case of FutureOne:
            FutureOne, Inc.
            4250 East Camelback Road
            Suite K-192
            Phoenix, AZ 85018-2751
            Attention: Kendall Q. Northern, President

or to such other address as may have been furnished in writing by such Party to the other Party to this Agreement, and shall be deemed to have been given as of the time delivered or, if mailed, as of the time acknowledged as received if mailed registered or certified mail, postage prepaid, it being the intention that all notices pursuant hereto shall be effective only upon receipt.

            (b) Interpretations. To the extent permitted by the context in which used; (a) words in the singular number shall include the plural, words in the masculine gender shall include the feminine and neuter, and vice versa; and (b) references to "persons" or "parties" in this Agreement shall be deemed to refer to natural persons, corporations, and all other entities. This instrument shall be construed in accordance with the fair meaning of its language, and shall not be construed for or against the party drafting it, solely because of such fact.


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            (c) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall constitute one and the same document.

            (d) Section Headings. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

            (e) Entire Agreement. This Agreement and the exhibits and schedules attached hereto set forth the entire understanding of the Parties with respect to the transactions contemplated hereby, and any previous agreements or understandings between the Parties regarding the subject matter hereof are superseded by this Agreement.

            (f) Non-Assignability. The obligations of this Agreement are personal to each Party, and neither the rights nor obligations under this Agreement may be assigned or transferred by any Party in any manner whatsoever, nor are such rights or obligations subject to involuntary alienation, assignment or transfer.

            (g) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Arizona without regard to its conflicts of law principles.

            (h) Severability. In the event any term or provision of this Agreement is declared to be invalid or illegal, for any reason, this Agreement shall remain in full force and effect and the same shall be interpreted as though such invalid or illegal provision were not a part hereof.

            (i) Waiver of Terms. Any of the terms and conditions of this Agreement, to the extent permitted by law, may be waived in writing at any time by any Party. Such action shall be evidenced by written notice signed by Buyer or an authorized representative of Seller taking such action.

            (j) Cooperation. Subject to the terms and conditions herein provided, each of the Parties hereto shall use its best lawful efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be delivered, such additional documents and instruments and to do or cause to be done all things necessary, proper or advisable, under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

            (k) Arbitration; Exclusive Jurisdiction and Venue. The Parties hereby agree to exclusively submit all controversies, claims, and matters of difference to arbitration in Phoenix, Arizona, according to the rules and practices of the American Arbitration Association from time to time in force, except to the extent that such rules and practices are inconsistent with the terms of this Agreement. This submission and agreement to arbitrate shall be specifically enforceable. The arbitrator shall exclusively apply Arizona law as though he or she were bound by the applicable statutes and precedents in case law. The arbitrator shall have the power to issue any award, judgment, decree, or order of relief that a court of law or equity could issue under Arizona law, including but not limited to money damages, specific performance, or injunctive relief. In the event that any party refuses to submit to arbitration, the party that has submitted to arbitration shall be empowered to file the appropriate action in a court in Maricopa County,


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Arizona. In all disputes, the non-prevailing party shall be pay the reasonable attorneys' fees and costs of the prevailing party.

            (l) Enforcement. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that Party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

            (m) Professional Advice, Fees and Costs. Each Party has relied on its own professional legal, accounting and tax advisors in determining the legal, accounting and income tax effects of the transactions contemplated by this Agreement on such Party. Except as otherwise provided herein, each Party hereto shall pay its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement.

            (n) Amendment of Agreement. Notwithstanding anything to the contrary in this Agreement, to the extent permitted by law, this Agreement may be amended, supplemented or interpreted at any time by written instrument duly executed by all Parties hereto.


                            [Signature Page Follows]


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      IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase
Agreement to be executed as of the day first above written.

                                    FUTUREONE, INC., a Nevada corporation



                                    By:________________________________________

                                    Name:______________________________________
                                    Title:_____________________________________



                                    ___________________________________________
                                    MICHAEL MAZICK, an individual



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